EXHIBIT 3

LOCK-UP LETTER AGREEMENT

Form of Lock-Up Agreement

__________, 2016

J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Credit Suisse Securities (USA) LLC
as Representatives of the several
Underwriters to be named in the
within-mentioned Underwriting Agreement

c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

c/o Merrill Lynch, Pierce, Fenner & Smith
Incorporated
One Bryant Park
New York, New York 10036

c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010

Re:           Proposed Public Offering by ASCENDIS PHARMA A/S

Dear Sirs:

The undersigned, a shareholder, holder of American Depositary Shares, executive officer and/or board member, as applicable, of ASCENDIS PHARMA A/S, a company organized under the laws of the state of Denmark (the “Company”), understands that J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC (collectively, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company providing for the public offering (the “Public Offering”) of American Depositary Shares of the Company (“ADSs”), each ADS representing one ordinary share of the Company, DKK 1 nominal value per share (“Ordinary Shares”).  In recognition of the benefit that such an offering will confer upon the undersigned as a shareholder, an ADS holder, executive officer and/or board member, as applicable, of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 60 days from the date of the Underwriting Agreement (such 60-day period, the “Lock-Up Period”), the undersigned will not (except as provided in this lock-up agreement), without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any ADSs, Ordinary Shares or any securities convertible into or exercisable or exchangeable for ADSs or Ordinary Shares, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended (the “Act”), or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of ADSs, Ordinary Shares or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, (A) the undersigned may transfer the Lock-Up Securities without the prior written consent of the Representatives, provided that (1) the Representatives receive a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, where the transferee/donee agrees to be bound by the terms of this lock-up agreement (including, without limitation, the restrictions set forth in the preceding paragraph) to the same extent as the transferee/donee were a party hereto, (2) such transfers are not required to be reported with the Securities and Exchange Commission (the “Commission”) on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (3) the undersigned does not otherwise voluntarily effect any filing under the Act or the Exchange Act during the Lock-Up Period regarding such transfers, and (4) the undersigned notifies the Representatives at least two business days prior to the proposed transfer or disposition:

(i)
as a bona fide gift or gifts, sale or other dispositions or distributions, in each case that are made exclusively between and among the undersigned or family members of the undersigned (for purposes of this lock-up agreement, “family member” shall mean the spouse of the undersigned, an immediate family member of the undersigned or an immediate family member of the undersigned’s spouse, in each case living in the undersigned’s household or whose principal residence is the undersigned’s household (regardless of whether such spouse or family member may at the time be living elsewhere due to educational activities, health care treatment, military service, temporary internship or employment or otherwise) or to the undersigned’s affiliates including, without limitation, its partners (if a partnership) or members (if a limited liability company) or to one or more legal entities controlled, directly or indirectly, by the undersigned;

(ii)
to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall have the meaning set forth in Rule 16a-1(e) of the Exchange Act);

(iii)	by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a family member of the undersigned;

(iv)	transfers or dispositions that occur by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement; or

(v)	as a distribution to limited partners or shareholders of the undersigned; and

(B) the restrictions contained in this lock-up agreement shall not apply to (i) the exercise of warrants (“Warrants”) or other instruments convertible or exercisable for ADSs or Ordinary Shares (whether for cash, cashless, or net exercise) granted pursuant to the Company’s equity incentive plans or otherwise outstanding on the date hereof; provided, however, that the restrictions contained in this lock-up agreement shall apply to ADSs and Ordinary Shares issued upon such exercise or conversion and that no filing under the Act or the Exchange Act shall be required or shall be voluntarily made during the Lock-Up Period in connection with such exercise; (ii) the establishment of (or amendment of) any contract, instruction or plan that satisfies the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act; provided, however, that no sales of Lock-Up Securities shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the Lock-Up Period; provided further, that the Company is not required to, and does not voluntarily, report the establishment of such Rule 10b5-1 Plan in any public report or filing with the Commission under the Exchange Act during the Lock-Up Period; (iii) any demands or requests for, the exercise of any right with respect to, or any action in preparation of, the registration by the Company under the Act of the undersigned’s ADSs or Ordinary Shares; provided, however, that no transfer of the undersigned’s ADSs or Ordinary Shares registered pursuant to the exercise of any such right shall be made and no registration statement shall be filed under the Act with respect to any of the undersigned’s ADSs or Ordinary Shares during the Lock-Up Period and no public announcement of the demand or exercise of such rights shall be made during the Lock-Up Period; (iv) transfers of Lock-Up Securities to the Company pursuant to agreements under which the Company has the option to repurchase such Lock-Up Securities or the Company has a right of first refusal with respect to transfers of such Lock-Up Securities; (v) transfers of Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of ADSs and Ordinary Shares involving a change of control of the Company; provided, however, that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Securities owned by the undersigned shall remain subject to the restrictions contained in this lock-up agreement; (vi) transfers of Lock-Up Securities made pursuant to a Rule 10b5-1 Plan that exists on the date hereof that has been provided to the Representatives; provided, however, that no public announcement shall be voluntarily made during the Lock-Up Period in connection with such transfers, and to the extent a public announcement or filing under the Exchange Act is required to be made during the Lock-Up Period regarding any such transfers, such announcement or filing shall include a statement to the effect that the transfer was made pursuant to an established Rule 10b5-1 Plan; and (vii) the conversion of Ordinary Shares into ADSs or ADSs into Ordinary Shares; provided, however, that the restrictions contained in this lock-up agreement shall apply to the ADSs or Ordinary Shares issued upon such conversion and that no filing under the Act or the Exchange Act shall be required or shall be voluntarily made during the Lock-Up Period in connection with any such conversion.  For purposes of this paragraph, “change of control” shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of greater than 50% of the total voting power of the voting securities of the Company.

Furthermore, the undersigned may transfer or dispose of ADSs or Ordinary Shares acquired in the Public Offering or purchased by the undersigned on the open market following the Public Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Commission under the Act, the Exchange Act, or otherwise, except for filings required under Section 13(d) of the Exchange Act, and (ii) the undersigned does not otherwise voluntarily effect any filing under the Act or the Exchange Act during the Lock-Up Period regarding such sales.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

It is understood that, if (i) the Company notifies the Underwriters that it does not intend to proceed with the Public Offering, (ii) the Underwriting Agreement is not executed on or before November 18, 2016, or (iii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities, the undersigned will be released from its obligations under this lock-up agreement and this lock-up agreement shall automatically terminate.

The undersigned understands that the Company and the Underwriters will proceed with the Public Offering in reliance on this lock-up agreement.

[Signature page follows]

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this lock-up agreement and that, upon reasonable request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof.  Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

Name:	OrbiMed Private Investments V, LP

By:	OrbiMed Capital GP V LLC, its General Partner

By:	OrbiMed Advisors LLC, its Managing Member

By:
Name:	Jonathan T. Silverstein
Title:	Member

Dated:	Address:	601 Lexington Avenue, 54th Floor
New York, NY 10022
212-739-6400
Telephone Number

Facsimile Number

[Signature Page to Lock-Up Agreement]